Colloborative Investment Series Trust  485BPOS

Exhibit (g)(xiv)

AMENDMENT N0.18 TO SERVICES AGREEMENT This AMENDMENT No.18 ("Amendment") is made as of November 16, 2023, by and among Collaborative Investment Series Trust ("Client") and Citibank, N.A. ("Citibank"), and Citi Fund Services Ohio, Inc. ("CFSO", together with Citibank, the "Service Provider" and, with the Client, the "Parties"), to that certain Services Agreement dated March 11, 2019, between the Client and Service Provider ("Agreement"). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. WHEREAS, pursuant to the Agreement, Service Provider performs certain ETF administration and accounting services for the Client; and WHEREAS; the Parties wish to amend services and fee schedule to account for the addition of a tailored shareholder report services offering and the addition of two new funds to the trust (Mohr Industry Nav ETF and Mohr Company Nav ETF). NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:1. Amendment to Exhibit A- Fee Letter. Exhibit A- Fee Letter is hereby deleted in its entirety and replaced with the Exhibit A- Fee Letter attached to the end of this Amendment. 2. Amendment to Attachment 1 to the Fee Letter- Fee Schedule. Attachment 1 to the Fee Letter - Fee Schedule is hereby deleted in its entirety and replaced with the Attachment 1 to the Fee Letter - Fee Schedule attached to the end of this Amendment. 3. Amendment to Schedule 2 - Services. Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 2 attached to the end of this Amendment. 4. Representations and Warranties. a. The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board. b. The Service Provider represents that it has full power and authority to enter into and perform this Amendment. 5. Miscellaneous. a. This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment. Each reference to the Agreement in the Agreement ( as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto. b. Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment. c. This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement. [Remainder of page intentionally left blank. Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

COLLABORATIVE INVESTMENT SERIES TRUST

By: [signature]

Name: Gregory Skidmore

Title: President & Chairman

Date: 11/16/23

CITIBANK, N.A.

By: [signature]

Name: Michele E Pitts

Title: Vice President

Date: 11/16/23

CITI FUND SERVICES OHIO, INC.

By: [signature]

Name: Peter Hill

Title: Vice President

Date: 11/16/23

Exhibit AFeeLetterTo: Collaborative Investment Series Trust125 Greenwich AveGreenwich, CT 06830Date: October _, 2023Dear Mr. Skidmore,We are writing to confirm the following fees which relate to the Services to be provided under the Services Agreement dated March 11, 2019 between the Client and the Services Provider. Capitalized terms used but not defined herein shall have the meaning given to them in the Services Agreement.The Client agrees to pay all fees, expenses, charges, and obligations incurred from time-to-time for any services pursuant to the Services Agreement as determined in accordance with the terms of the fee schedule attached hereto as Attachment 1 (the “Fee Schedule”), the Services Agreement, and as may otherwise be agreed in writing from time-to-time between the Parties.This fee letter may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.By signing the acknowledgment below, you agree to this fee letter and the Fee Schedule. Please return a signed duplicate of this fee letter to Shaye Lipskind at shaye.lipskind@citi.com.Sincerely,Peter HillManaging DirectorACKNOWLEDGED AND AGREED TO:By:Title:Date:

Attachment 1 to Fee LetterFee Schedule1. FeesThe Client shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All Fees shall be aggregated and paid monthly.Asset Based Fees (applied to aggregate Fund assets):First $1 Billion in Assets 3.00 bps Next $1 Billion in Assets 2.00 bps Assets greater than $2 Billion in Assets 1.00 bpsPer Fund Minimum Fee:Each fund is subject to an annual minimum of $60,000. The greater of the Fund minimum or the individual Fund’s pro rata allocation of the asset-based fees is to be applied to each month as the monthly fee.Per Fund Minimum Step-In Schedule #1:The Per Fund Minimum Step-In will be applied within the parameters of the schedule below, based on the Fund’s inception date:0-6th Month, $0/Month7th Month and thereafter, $5,000 per Month (100% of $60,000)Schedule #1 is applicable to all Funds except for those specifically listed under Step-In Schedule #2 below.Per Fund Minimum Step-In Schedule #2:The Per Fund Minimum Step-In will be applied within the parameters of the schedule below, based on the Fund’s inception date:0-6th Month, $0/Month7th-12th Month, $1,250/Month (25% of $60,000)13th- l8th Month, $2,500/Month (50% of $60,000)19th-24th Month, $3,750 per Month (75% of $60,000)25th Month and thereafter, $5,000 per Month (100% of $60,000)Funds Applicable to Schedule #2:Rareview Dynamic Fixed Income ETF (2207)Rareview Tax Advantaged Income ETF (2208)The SPAC and New Issue ETF (2209)Adaptive Core ETF (2217)Mindful Conservative ETF (2216)Mohr Growth ETF (2207)Goose Hollow Tactical Allocation ETF (2207)Rareview Systematic Equity ETF (2207)Rareview Inflation/Deflation ETF (2207)Mohr Sector Nav ETF (2207)Goose Hollow Multi-Strategy Income ETF (2207)Goose Hollow Enhanced Equity ETF (2207)Mohr Industry Nav ETF (____)Mohr Company Nav ETF (____)

Annual Per Unit Fees:Index Receipt Agent per Fund $3,000 SOC-1 / SSAE-16 Charges (per class) $125 Form N-PORT per Fund $12,500 Liquidity Risk Management per Fund $2,200 Sleeve Fee, per Sleeve $1,000 Rule l8f-4 SupportStandard Service, per Fund$5,000Lite Service, per Fund $1,500 Tailored Shareholder Reporting (“TSR”): $1,500 per TSR producedOther Fees:Additional Subadvisor, One Time$10,000Additional Auditors, per annum per Auditor $10,000The client will be invoiced for a one-time $10,000 fee for each new subadvisor that is added to the relationship. The client will be invoiced at the start of a calendar year $10,000 for each additional auditor. If there is only one auditor in play, then no fees will be invoiced. If an auditor is added mid-year, the $10,000 fee will be prorated for the number of months remaining in the calendar year.Security Pricing Fees:Asset Type Per Month Per Unique Security Equities 1.20 Asset Backed 9.80 General Bonds 4.90 Government Bonds 6.05 Complex Debt 20.90 Listed Derivatives 1.20 Simple OTCs 20.50 Mid Tier OTCs 37.40 Complex OTCs 78.00Notes:1. Monthly rates reflected are based upon current primary pricing vendor selections. The above assumes Thomson Reuters for Equities and Listed Derivatives and BVal for Fixed Income and OTC Securities. 2. Each “Asset Type” can typically be expected to include the following security types: ● Equities: Domestic Equity, Foreign Equity, Warrants ● Asset Backed: ABS, MBS, CMO’s, CMBs ● General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds ● Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds ● Complex Debt: Bank Loans ● Listed Derivatives: Futures, Options ● Simple OTC: Interest Rate Swap, OTC Options, Currency Forwards, Currency Swaps ● Mid-Tier OTC: Total Return Swaps, Asset Swaps, Cross Currency Swaps, Credit Default Swaps● Complex OTC: Exotic Options, Volatility Swaps CDOs, CLOs 3. Security Pricing Valuation Services will not be subject to the annual fee increase.

reproduction and record storage and retention expenses, and travel related expenses for board / client meetings; and (ix) Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement. (B) Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client: (i) System development fees, billed at the rate of $150 per hour, as requested and preapproved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto; (ii) Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour; (iii) Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour; (iv) Expenses associated with Service Provider's anti-fraud procedures as they pertain to new account review; (v) Check and payment processing fees; and (vi) Costs of rating services. 3. Annual Fee Increase Commencing on the one-year anniversary of the Effective Date and annually thereafter, with written notice to the Client at least 90 days prior to the annual contract anniversary, the Service Provider may annually increase the fixed fees and other fees' expressed stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published. Service Provider shall provide Client with 60 days written notice prior to an increase, with the understanding that such notice shall not include the increase as such amount will not be known.

Schedule 2 to Services Agreement - Services Appendix A - Fund Administration Services provided by CFSO Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 4 ( each, a "Fund"), subject to the terms and conditions of the Agreement (including the Schedules). Services Financial Statements and other SEC Filings: a) For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC. b) Prepare and file the Fund's Form N-CEN annually. c) Assist with the layout and printing of the Funds' semi-annual and annual reports. d) Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year, effective through the period ending April 30, 2020. e) Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month, effective for the period beginning March 1, 2020. f) Rule 18f-4 Support for Funds Relying on "Limited Derivatives User" Exemption (Lite). a. Daily monitoring and reporting of derivative exposure levels b. Monthly exposure calculation reporting on Form N-PORT (Item B.9) g) Rule 18f-4 Support for Non-Exempt Funds (Standard) a. Daily value at risk (VaR) calculations and reporting b. Monthly VaR reporting on Form N-PORT (Item 8.10) c. V aR stress testing and back testing d. Form N-RN filing coordination, ad hoc, as directed by the client h) Tailored Shareholder Reporting ("TSR") production and filing (semi-annual) Certain Operational Matters (a) Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation and annual reporting of such on IRS Forms 1099-MISC and 1096, as applicable. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund. (b) Prepare an annual projection of the Funds' non-asset-based expense accruals prior to the beginning of each fiscal year of each Fund and monitor actual and accrued expenses. (c) Compute, as appropriate, each Fund's dividend payables and dividend factors. (d) Assist the Client's transfer agent with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client. (e) Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider. (f) Assist the Client in developing appropriate portfolio compliance procedures for each Fund and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund's accounting records. (g) Assist the Client with portfolio compliance monitoring in accordance with Rule 22e-4(b) including: (i) Daily liquidity classifications of portfolio securities held by the Fund; (ii) Daily monitoring of compliance with the Fund's established Highly Liquid Investment Minimum (HUM); (iii) Daily monitoring of compliance with the Fund's 15% illiquid holdings maximum; and (iv) Monthly liquidity classification of portfolio securities on Form N-PORT effective December 1, 2019 (h) Monitor and advise the client and the Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. (i) Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations. U) Monitor wash sales annually. (k) Prepare informational schedules for use by the Client's auditors in connection with such auditor's preparation of the Client's tax returns. (I) Coordinate with independent auditors concerning the Client's regular annual audit. (n) Upon the Client's request, the Service Provider will assist the Client with the following: (a) semiannual reviews of financial reports, (b) revisions to policies, procedures and code of ethics, ( c) preparation of responses for regulatory examinations and inquiries, and ( d) layout of print of prospectuses and semi-annual and annual reports to Shareholders. (o) Provide support for the Annual Prospectus Update, including, but not limited to, providing the required financial information for the filings. II. Notes and Conditions Related to Fund Administration Services 1. With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses. 2. If requested by the Client with respect to a fiscal period during which Service Provider served as financial administrator, Service Provider will provide a sub-certification pertaining to Service Provider's services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

Schedule 2 to Services Agreement -- Services Appendix B -- Fund Accounting Services provided by CFSO I. Services 1. Record Maintenance Maintain the following books and records of each Fund pursuant to Rule 31 a-1 ( the "Rule" ) under the Investment Company Act of 1940, as amended (the "1940 Act"): (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(l) of the Rule. (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule. (c) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule. ( d) A monthly trial balance of all ledger accounts ( except shareholder accounts) as required by subsection (b )(8) of the Rule. 2. Accounting Services Perform the following accounting services for each Fund: (a) Allocate income and expense and calculate the net asset value per share(" NAV'J of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act. (b) Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client ("Valuation Procedures''), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, "Fair Value Information Vendors") with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund's pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund's investment adviser or other designee, as approved by the Board. The Client instructs and authorizes Service Provider to provide information pertaining to the Funds' investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder. Note: The Client acknowledges that while Service Provider's services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or factors. (c) Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures. (d) Verify and reconcile with the Funds' custodian all daily trade activity.

(e) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;(and other yields or standard or non-standard performance information as mutually agreed). (f) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release, check and confinn the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values to National Securities Clearing Corporation via the portfolio composition file. (g) Determine and report unrealized appreciation and depreciation on securities held by the Funds. (h) Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles. Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser or a third-party vendor, on variable interest rate instruments. Post Fund transactions to appropriate categories. (k) Accrue expenses of each Fund according to instructions received from the Client's Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval. (I) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts. (m) Provide accounting reports in connection with the Client's regular annual audit, and other audits and examinations by regulatory agencies. (n) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule. ( o) Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client's Valuation Procedures. Financial Statements and Regulatory Filings Perform the following services related to the financial statements and related regulatory filing obligations for each Fund: (a) Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items: (i) Unaudited Statement of Assets and Liabilities, (ii) Unaudited Statement of Operations, (iii) Unaudited Statement of Changes in Net Assets, and (iv) Unaudited Condensed Financial Information (b) Provide accounting information for the following: (in compliance with Reg. S-X, as applicable): (i) Federal and state income tax returns and federal excise tax returns; (ii) the Client's annual reports with the SEC on Forms N-CEN and the N-CSR; (iii) the Client's quarterly schedules of investment for filing with the SEC on Form N-Q, effective through the period ending April 30, 2020; (iv) the Client's monthly schedules of investment for filing with the SEC on Form N-PORT, effective for the period beginning March 1, 2020; (v) the Client's annual and semi-annual shareholder reports and quarterly Board meetings; (vi) registration statements on Form N-lA and other filings relating to the registration of shares; (vii) reports related to Service Provider's monitoring of each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended; (viii) annual audit by the Client's auditors; and (ix) examinations performed by the SEC. ( c) Calculate turnover and expense ratio. ( d) Calculate daily spread between NA V and market price of Shares. ( e) Prepare schedule of Capital Gains and Losses. (f) Provide daily cash report. (g) Maintain and report security positions and transactions in accounting system. (h) Prepare Broker Commission Report. (i) Monitor expense limitations. U) Maintain list of failed trades. (k) Provide unrealized gain/loss report. II. Notes and Conditions Related to Fund Accounting Services 1. The Client acknowledges and agrees that although Service Provider's services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors other than as set forth in clause 2(E)(ii) of the Agreement.

Schedule 2 to Services Agreement -- Services Appendix C -- Transfer Agency Services provided by Citibank, N.A. I. Services 1. Shareholder Transactions ( a) Perform and facilitate the performance of purchases and redemptions of Creation Units. (b) Issue Shares of the applicable Fund in Creation Units for settlement with purchasers through OTC as the purchaser is authorized to receive. (c) Prepare and transmit by means ofDTC's book entry system payments for dividends and distributions on or with respect to the Shares declared by the Client on behalf of the applicable Fund. ( d) Confirm to DTC the number of Shares issued to the Shareholder, as OTC may reasonably request. ( e) Record the issuance of Shares of the Fund and maintain a record of the total number of Shares of the Fund which are outstanding, and, based upon data provided to it by the Fund, the total number of authorized Shares. (f) Prepare and transmit to the Client and the Client's administrator and to any applicable securities exchange ( as specified to Service Provider by the Client or its administrator) information with respect to purchases and redemptions of Shares. (g) Calculate and transmit on each Business Day to the Client's administrator the number of outstanding Shares for each Fund. (h) Transmit on each Business Day to the Client, the Client's administrator and OTC the amount of Shares purchased on such day. (i) Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed. Compliance Reporting ( a) Provide reports to the Securities and Exchange Commission and FINRA. (b) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund. 3. Shareholder Account Maintenance ( a) Maintain the record of the name and address of OTC or its nominee as the sole shareholder of a Fund (the "Shareholder'') and the number of Shares issued by the Fund and held by the Shareholder. (b) Prepare and deliver other reports, information and documents to OTC as OTC may reasonably request. (c) Maintain account documentation tiles for Shareholder. 4. Anti-Money Laundering Services In each case consistent with and as required or permitted by the written anti-money laundering program of appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts and shall execute all requisite account opening documents in connection with such accounts. To the extent that the performance of such services hereunder shall require Service Provider to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Client shall provide such bank or banks with all instructions and authorizations necessary for Service Provider to effect such disbursements. 9. Client represents and warrants that: (a) (i) by virtue of its Charter, Shares that are redeemed by the Client may be resold by the Client and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act. (b) (i) The Client has adopted the AML Program, which has been provided to Service Provider and the Client's AML Compliance Officer, (ii) the AML Program has been reasonably designed to facilitate Compliance by the Client with applicable anti-money laundering Laws and regulations (collectively, the "Applicable AML Laws") in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Client will submit any material amendments to the AML Program to Service Provider for Service Provider's review and consent prior to adoption. 10. The Client hereby represents that the sale of Shares are not subject to Blue sky laws and the Service Provider shall not be responsible for any registration, notification, tracking or other function related to the Blue Sky laws of any state.

appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts and shall execute all requisite account opening documents in connection with such accounts. To the extent that the performance of such services hereunder shall require Service Provider to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Client shall provide such bank or banks with all instructions and authorizations necessary for Service Provider to effect such disbursements. 9. Client represents and warrants that: (a) (i) by virtue of its Charter, Shares that are redeemed by the Client may be resold by the Client and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended, and the 1940 Act. (b) (i) The Client has adopted the AML Program, which has been provided to Service Provider and the Client's AML Compliance Officer, (ii) the AML Program has been reasonably designed to facilitate Compliance by the Client with applicable anti-money laundering Laws and regulations (collectively, the "Applicable AML Laws") in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Client will submit any material amendments to the AML Program to Service Provider for Service Provider's review and consent prior to adoption. 10. The Client hereby represents that the sale of Shares are not subject to Blue sky laws and the Service Provider shall not be responsible for any registration, notification, tracking or other function related to the Blue Sky laws of any state.